Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the month ended September 30, 2012

(Dollars in millions)

September 2012
Domestic Card Metrics(1) (2)
Net principal charge-offs	$264
Average loans held for investment	80,638
Net charge-off rate(3)	3.93%
30+ day performing delinquencies	2,836
Period-end loans held for investment	$80,621
30+ day performing delinquency rate(4)	3.52%

International Card Metrics(2)
Net principal charge-offs	$31
Average loans held for investment	8,288
Net charge-off rate(3)	4.45%
30+ day performing delinquencies	$414
Period-end loans held for investment	8,412
30+ day performing delinquency rate(4)	4.92%

Auto Finance Metrics
Net principal charge-offs	$43
Average loans held for investment	26,309
Net charge-off rate(3)	1.97%
30+ day performing delinquencies	$1,617
Nonperforming loans	119
Period-end loans held for investment	26,435
30+ day performing delinquency rate(4)	6.12%
Nonperforming loan rate(5)	0.45%

(1)

On May 1, 2012, we completed the acquisition of assets and assumption of liabilities of HSBC’s credit card and private-label credit card business in the United States (the “HSBC Transaction”). Our Domestic Card metrics as of and for the month ended September 30, 2012 reported above include the impact of the credit card receivables acquired in the HSBC Transaction. For additional information on the HSBC Transaction and its impact on our credit quality metrics, please see our Quarterly Report on Form 10-Q for the period ended June 30, 2012.

(2)

Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(3)	Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category.
(4)	Calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.
(5)	Calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.